EXHIBIT 99.1

LegacyTexas Financial Group, Inc.
October 17, 2018, at 9:00 AM Eastern

LegacyTexas Financial Group, Inc.
Third Quarter 2018 Earnings Call
October 17, 2018 at 9:00 AM Eastern

CORPORATE PARTICIPANTS
Scott Almy, Executive Vice President, Chief Operations Officer, Chief Risk Officer, General Counsel
Kevin Hanigan, President and Chief Executive Officer
Mays Davenport, Executive Vice President, Chief Financial Officer

PRESENTATION

Operator
Good morning and welcome to the LegacyTexas Q3 2018 Earnings Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star (*) key followed by zero (0). After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star (*), then one (1) on your touchtone phone. To withdraw your question, please press star (*), then two (2). Please note this event is being recorded.

I would now like to turn the conference over to Scott Almy, Executive Vice President and Chief Operating Officer. Please go ahead.

Scott Almy
Thanks. Good morning everyone and welcome to the call. Before getting started, I’d like to remind you that this presentation may include forward-looking statements. Those statements are subject to risks and uncertainties that could cause actual and anticipated results to differ. The company undertakes no obligation to publicly revise any forward-looking statements.

At this time if you’re logged into the webcast, please refer to the slide presentation available online, including our Safe Harbor statement on Slide 2. For those joining by phone, please note that the Safe Harbor statement and presentation are available on our website at legacytexasfinancialgroup.com. All comments made during today’s call are subject to that Safe Harbor statement.

I’m joined this morning by LegacyTexas President and CEO, Kevin Hanigan and Chief Financial Officer, Mays Davenport. After the presentation, we’ll be happy to address questions you may have as time permits.

And with that, I’ll turn it over to Kevin.

Kevin Hanigan
Thanks Scott, and thank you all for joining us on the call this morning. I will make some general comments on the quarter and quickly cover the first few pages of the slide deck before turning the call over to Mays. After he completes his prepared remarks, we will open up the call for your questions. About 90 days ago as we ended our second quarter call, we mentioned that we looked forward to demonstrating the earnings capacity of LegacyTexas in the near future. Well, Q3 does just that. We had a record quarter in several important metrics: records in earnings, EPS, returns on assets and equity, our best efficiency ratio ever, our lowest level of NPAs ever, and our highest level of demand deposits ever. Let’s turn to Page 4 of the slide deck and take a closer look.

Net income for the quarter was $42.8 million, up fully $14.1 million higher than our best quarter ever, which was Q3 of last year. EPS was $0.91 on a GAAP basis and our core ROA was a very impressive 1.88%. Loans held for investment grew $92.9 million and our demand deposits continued to grow by $76.7 million, now representing 26.5% of total deposits. Non-performing assets continued to improve by declining $8.7 million in the quarter and now total just $18.3 million. Our capital numbers have gained strength with tangible common equity at 9.67% and estimated Tier 1 common risk-based capital of 10.46%.

Page 4 is one of my favorite pages in this slide deck as it displays many other efforts we achieved this quarter. Loans were up 1.4% on a linked quarter basis, hurt somewhat by the high payoffs in the latter half of the quarter. Impressively, demand deposits continued to grow by 4.5% on a linked quarter basis and are up nearly 18% over last year. As you can see, our earnings-related numbers were all up 49% to 55% over last quarter and the third quarter of last year. We are particularly pleased with our 1.88% return on assets and our 16.9% return on equity.

Slide 6 depicts our multi-year view of our impressive and steady loan growth. As the pie chart illustrates, we continue to have a well-diversified loan portfolio. Turning to pages, or slides 7 and 8, which cover our energy portfolio. I would just point out two things on these slides. Our non-LTXB led SNC portfolio is only 11% of our total energy book and after several quarters of rebalancing ourselves away from SNCs, our reserve-based energy loans grew by $60.6 million in Q3.

Slide 9 is also a favorite of mine in this slide deck. At the beginning of this year, we stated two primary goals for the year: one, to get asset quality right; and two, to grow our demand deposits. Slide 9 shows the tremendous effort our team has made to get our asset quality back into a best-in-class position.

With that, let me turn the call over to Mays, and he can cover how well we are doing on growing non-interest bearing demand deposits.

Mays Davenport
Thanks Kevin. I’ll start on Page 10, where I want to repeat what Kevin has already said a couple times. We grew non-interest bearing deposits $76.7 million, or 4.5% linked quarter, and $269 million, or 17.6% year-over-year. That results in a record high percentage of non-interest bearing deposits to total deposits of 26.5% on the way to our goal of having 30% of our deposits non-interest bearing.

The success we’ve experienced comes as a result of heightened focus and hard work. First, we made deposit growth, and specifically non-interest bearing deposit growth, a component of executive officer compensation for 2018 and have made sure all loan officers know their compensation will be affected by their success in this area. Second, we continue to see deposit growth from our insurance lending team. This deposit-rich customer base was quick to bring in loans but has taken longer to bring their deposits. We continued to see those deposits come in during Q3. Third, we have seen deposits come in from our energy clients. As we’ve moved away from SNCs, we’ve gotten into more sole bank energy credits, or clients where we lead the credit relationship. In these relationships, we get the deposits, which can be substantial, as they either raise capital or sell assets. Last, we have migrated a majority of our clients in terms of dollars to our new treasury management platform. This includes some clients where we actually put them off from moving deposits until we were able to deliver the level of service they needed with the new system.

Despite the strong non-interest bearing deposit growth, overall deposits decreased $101.5 million from June 30th. This outflow was centered around higher-priced money market accounts and public funds. We had approximately $193 million of public funds that were redeemed during Q3. About 40% were funds that the municipality needed for projects and the other 60% we lost to other banks that were paying what we believe to be above market rates. Our cost of deposits, including non-interest bearing demand deposits, increased to 87 basis points in 2018, up from 64 basis points in 2017.

Slide 11 shows net interest income for the third quarter of $85.7 million, an increase of $1.7 million, or 2.1% linked quarter, and $6.7 million, or 8.5%, higher than third quarter of 2017. Net interest margin was 3.90 compared to 3.93 linked quarter, and 3.71 for the same quarter last year. Prior quarter NIM included three basis points from the recognition of loan fees on prepayments, so our NIM was essentially flat for the quarter.

Slide 12 depicts our continued disciplined expense management with non-interest expense of $42.2 million, unchanged from Q2. As Kevin mentioned earlier, we had a record low core efficiency ratio of 42.5%. The efficiency ratio was favorably impacted by the higher level of net interest income and non-interest income. Non-interest income did include $1.5 million from the increase in value of our CRA investment funds and a $1.3 million gain on the sale of our hospital ORE, both of which would not be expected to repeat. I would expect the efficiency ratio to move up to a more normal level in Q4.

Slide 13 shows a strengthening of our capital position at September 30, 2018. We ended the quarter with tangible common equity of 9.7%. We announced last night that as a result of strong capital accretion, the Board has approved an increase of $0.06 to our dividend, increasing it to $0.22 for the quarter.

Operator, with that being the conclusion of our prepared remarks, let’s go ahead and open up the line for questions.

QUESTIONS AND ANSWERS

Operator
We will now begin the question-and-answer session. To ask a question, you may press star (*), then one (1) on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star (*), then two (2). At this time we will pause momentarily to assemble our roster.

The first question will come from Michael Rose of Raymond James. Please go ahead.

Michael Rose
Hi, good morning guys. How are you?

Kevin Hanigan
Morning, Michael.

Mays Davenport
Hi, Michael.

Michael Rose
Hi Mays, maybe we can just start on the margin. So you guys have previously talked about keeping the margin in the 3.90 range. You have a headwind in the fourth quarter from the warehouse balances, which I assume are going to be down, and loan to deposit ratio is around 100%. Appreciate the commentary on the good DDA growth and the progress you’ve made there. Treasury management should help. But as we think about some of the headwinds that you guys and everybody else are facing, is a 3.90-ish margin range still a realistic target as we move into next year? Thanks.

Mays Davenport
Specific to the fourth quarter, I think the 3.90-ish is a good number for Q4. Our model actually shows that number going up, and as you mentioned, we will see some lower warehouse volumes, which would increase that NIM. But just a couple things: one, in September we saw our spreads compress a little bit on loans, and then I think we’re going to have to continue paying up a little bit on deposits. We’ve got some broker deposits coming due that we’ll have to renew that will cost us a little bit more, so I do have some headwinds in that area.

And then going out into 2019, I feel pretty comfortable with that 3.90-ish. Again, our model shows that number going up, but we continue to have the pressure on public funds, we’ve got pressure on money markets. The key for us going into Q4 and then 2019 is going to be around our success with non-interest bearing deposits. As Kevin’s said many times, it’s easy to make money when your cost of goods sold is zero, so I think our NIM and continued increase in that is going to be dependent on our ability to grow those non-interest deposits.

Michael Rose
That’s great color. Then maybe, separately, just on the held for investment loan growth front, you mentioned some pay downs. If you could give some color as to the dollar amount and if there’s any concentration in any of those pay downs. As then we think about moving forward, you guys have previously talked about a 125 to 150, clearly a lot of non-bank competition out there, and then just competition from traditional competitors. How should we think about your ability to continue to grow, and then maybe talk about some of the hiring initiatives? Thanks.

Kevin Hanigan
Yes, thanks Michael--it’s Kevin, I’ll take this one. It was kind of an odd quarter for loan growth. The first 45 days were really good. I’d say we were up $85 million or $90 million, so well on track to do 125 to 150. We were feeling pretty good at that stage of the game, and then we went through about a two- or three-week period of time where we got hit with just a rash of payoffs, primarily in commercial real estate and C&I, and we were looking at a number of loan growth at zero for a couple of days, and here we were maybe 65 days into the quarter.

And then there was a rally from there to end up with the $92 million, $93 million-ish that we reported for the quarter, so it was good, then it was bad, and then it was good again. I think 150 is going to be challenging for the fourth quarter. I don’t know if we can maybe put up 100 to 125, that seems more realistic to us. There’s just a lot of competition. I would say the much hoped-for increase in loan demand from tax relief did not come, and to the extent it’s come, it’s come into the non-bank sources, whether that’s BBCs in our case or debt funds, or for larger companies that have access to capital markets with longer term debt, at these low rates.

So I’d say from a competitive standpoint, as you mentioned, it’s a couple fold: Bank competitors, and there’s more cash on balance sheets and more cash flow within our client base to fund a lot of things internally. I would note to you, and I’m sure you guys all picked up on it, but this is the second quarter in a row we didn’t grow our commercial real estate book of business, which that business has grown every quarter for the 14 years prior to these last two quarters, so it’s a really unusual time in commercial real estate. It’s hard to find return the way we have known it, and we have been unwilling to alter our model. I will tell you we will remain unwilling to alter our model. That model has worked for us for a really long period of time. We’re running hard, but it’s a tougher environment in commercial real estate out there than I’ve seen in a really long time.

Michael Rose
Kevin, that’s great color. Maybe just one more for me. Even with the dividend increase, you know, capital is still going to build pretty nicely here. I mean, how should we think about you guys deploying? I mean, is M&A still in the cards? I know your valuation has kind of improved from where it was earlier this year, but can you just give any thoughts as to how you would expect to keep that capital at bank as it…

Kevin Hanigan
Yes, first of Michael, you’re right--our models, internal models show capital accreting even at a $0.22 dividend payout ratio and lower loan growth, obviously. We’re in the budgeting process and planning process for next year as we update our five-year plan, so we didn’t want to get too far out there on dividend payout ratio this quarter. There’s obviously room for that to go up.

M&A is always on the table, even though the market doesn’t seem to really be rewarding much M&A in the last six or seven months. I think most deals that have been announced have traded down, and we’ve all taken note of that. There are still things that are interesting to us, the same things that were interesting to us in terms of things we’d like to buy are interesting to us today. If one of those became available, we would still [unintelligible], recognizing that even if the market may not like it temporarily, in the longer term we think the things we’re interested in make us a much, much better company. So short term market [unintelligible] is not going to scare us away from doing something. We don’t have anything imminent at this time, but we’re still talking to all the folks we used to talk to. But as you know, it’s a much more challenging environment in terms of market reaction to M&A, and we haven’t seen any change in that of late.

Michael Rose
Great, guys. Thanks for taking my questions.

Operator
The next question will come from Brady Gailey of KBW. Please go ahead.

Brady Gailey
Hi, good morning guys.

Kevin Hanigan
Hi, Brady.

Brady Gailey
If you look at the deposit base, non-interest bearing has been up nicely the last couple quarters but total deposits have been down. I heard your comments on the public funds that exited the bank, but you’re now at 100% loan to deposit ratio. When do you think the new treasury management system will really help drive total deposit growth?

Kevin Hanigan
I think we’re there. We’re experiencing it right now. The system became live in early September, just, I mean, exactly right on the schedule we had it on for our ten-month plan of this whole system. The earliest conversions on those systems were a handful of clients that worked with us on being beta clients--hey, let’s make sure this really works before we roll it out to a larger client set. So, we did that in the first two weeks of September.

The second two weeks, we kind of converted our simplest clients onto the system, and now we’re converting everybody onto the system, including a pent-up list of brand-new clients, brand new to the bank in terms of deposits that we’ve been holding off, and that list, if we include both the commercial and the retail side of that list, that list is probably 85 or 90 clients. Don’t get carried away thinking, oh my gosh, that’s a ton. The commercial side of that of any volume was probably 10 or 11 clients that have very meaningful volumes. So I think we expect to see the results of the system this quarter and carrying into next year.

As Mays said, it’s that largely that we’re hanging our hat on and our current and last four or five quarters of success in non-interesting bearing DDA growth as it pertains to NIM.

We’re going to have to pay up, Brady, on money market accounts and CDs-- here is no doubt the betas are going to go up there. We are acutely cognizant of [unintelligible] the deposit ratio, and while today’s policy at the board level allows us to go to 110, Mays and I, when we talk about this and we talk about it nearly every day, 100 is kind of the limit in our mind and we need to drive that level down. And that’s going to be two things. It’s going to be continued growth in non-interest bearing, we hope at accelerated levels, and the pay-up, if you will, on more wholesale-related or larger kind of money market accounts and CD stuff. It’s coming, but we think we can fight off the overall cost of liabilities with the continued growth in non-interest bearing.

Mays Davenport
Yes, that’s what I was going to say, Brady, is that, I mean, we can’t and we don’t expect for that treasury management DDA growth to handle all of our loan growth, so unfortunately, loan to deposit ratio is a point in time, so it’s calculated on the last day of the quarter, and you have no control over our clients. So in this particular quarter right at the very last couple days, we had some fairly large deposits go out of the bank, specifically public funds. So those are things you can’t necessarily plan for. As I’ve mentioned before, it’s an art, it’s not a science in managing our loan deposit ratio. So as Kevin mentioned, our goal is to stay below 100% loan to deposit ratio and we’ll do that by whatever means possible, obviously focusing on the cheaper sources of funds from our core deposits.

Brady Gailey
All right, got it. And then I know 90 days ago, Kevin, you talked about kind of a new loan monitoring system, or an early warning system that you guys put in place. We were looking at performing but classified and criticized energy loans, and I know they went up pretty meaningfully in the quarter. Was that as a result of this new early warning system?

Kevin Hanigan
It was. Let me give you all a little color on this, and I fully recognize we were kind of a credit crap show there for several quarters, and we believe that’s behind us. But this is our first really cleaner quarter. So we get answering questions about credit, maybe for the next several quarters.

The early warning system was put in place and that’s a big part. I’d say two of those three credits, Brady, were early warning system credits that were moved into the criticized category. It’s important probably for you all to know what criticized category actually means. It’s a very low bar to get in there. To boil down about a page and a half of regulatory definition, to get in the criticized category, the credit must have a potential weakness. It’s just as simple as that--that could be a disruption in supply chain, that could be a slowdown in liquidity due to receivables collection extending. That could be the death of an owner in a sole proprietorship. So it doesn’t take much to get into that category. And as an illustration of that, in the last two quarters we’ve had something get into that category and get out of it intra-quarter, so those things tend to not stay in this category for very long. They’re either getting better or getting worse.

The classified category definitionally is a potential weakness that has gone unresolved and it’s become a defined weakness. So you had a potential weakness and it hasn’t been resolved in, let’s call it a six-month period of time. You don’t sit in the criticized category for very long. You either get better or you get worse, and if you get worse or unresolved, you’ve moved into classified.

Then the last one is the NPAs, where we’re obviously doing really well. And NPAs, I would just say that would be a defined weakness plus an impairment. So that’s probably 15 pages of--I have a regulator’s handbook boiled down into some really simple terms. So we had two energy credits that moved into that potential weakness category. One of those was the death of an owner. It was a $21 million credit, so that was the bulk of that. The other one was a temporary --what we believe is a temporary liquidity tightness. That company is out raising capital. They’ve got $35 million out of a $50 million capital raise that should close in November, so I think those two are well on the road to recovery.

The third downgrade--and the other thing we did outside of our early warning system is we’ve got--we do four independent reviews of our credit portfolio a year. We’ve hired an outside firm, basically ex-bank examiners to come in and report to our Board three times a year on credit quality after going through our portfolio. And then we have, like everybody does, one safety and soundness exam. So we’ve got a lot of eyes on credit.

That third downgrade, which was a $9.7 million credit, came from an external source. We didn’t argue with them about the downgrade. We had a slight disagreement, but we accept an opposing view when we go to the lowest common denominator here. The real important thing, when it gets into this category to me, is not the grade we put on it, it’s the next three questions I ask, which is: Is it impaired, and in this case the answer clearly came back from all the eyes on it, no, it’s not impaired; Do we have a plan? Yes, we have a plan; and how long is it going to take us to execute the plan? Those are the three questions I ask, and I got really good answers to all three of those on this credit. The company is up for sale. Some of the early bids are in and the bids are coming in at not a ton in excess of our loan value, but they’re in excess of our loan value.

So, while I hate the fact that that happened in an otherwise fantastic quarter, I’m really satisfied with the answers I’m getting on it.

On NPAs, our remaining NPAs are really, they’re down, guys. It’s $18 million on a $9 billion balance sheet. That is low. It’s not only low, this is different from our NPAs of the past. These are really granular. Almost 40% of those $18 million NPAs is consumer loans, and 90% of that are single family first mortgages. And that’s spread amongst 75 notes, right? So you’re talking average loan size of less than $100,000 a pop. I will tell you the largest in there is a million, the second largest is less than $600,000. And that’s not an asset class that has a whole lot of loss given default. We’ve got about $6 million in C&I. That’s 23 notes, so again granular, although there’s one larger one in there. The largest one is $1,581,000 to be exact, so it’s [unintelligible] number. We’ve got one left in energy--a straggler, it’s $1,281,000, and then in CRE there’s six notes totaling $3.9 million. Probably $3.1 million of that $3.9 million is one deal. It’s an owner-occupied facility that’s nice. So we think we’ve got an appropriate mark on that. So, it’s small and it’s granular. As you all know, and this, that first part is all about to calm down any fears.

Now I’m going to instill a little fear, because this is not going to be as good. If we look at this, 20 basis points clearly ranks us in the top decile for NPAs. No question about it. I’ll give you a data point - go to the KRX. The median for the peer in the KRX is 63 basis points of NPAs to assets. So we are miles better than the 63 basis points. And again, calming. I believe this number is going to go lower before it goes higher. We are on the verge of solving a couple other meaningful NPAs in this quarter, I believe, so there is, if I just look at where we stand today, Brady, there is a really good chance we end the year up with less than $10 million in NPAs in this bank. That is incredible, but it’s unrealistic, okay? The market’s at 63, we think the cost of the early warning system, we think the cost, maybe we’ve been sensitized to credit before others have been because we did have a bit of a credit crap show for several quarters. Our sensitivity is high to this. I don’t think we’re going to return to where the market is at 63 basis points. We intend to be better than them, but we can’t remain at 10 or 20 basis points forever, either. We’re in the risk business, and we’d like to stay in the top quartile. So while I think it’s going to go down in the near term, over a period of time our NPAs are going to look more like we’re in the top quartile of the business rather than the top decile of the business. We’re just--we have to be realistic about it. We’re a spread lender with 100% loan to deposit ratio. It’s good to be in the top quartile. We’re enjoying being in the top decile, but I don’t think that lasts forever because of the nature of the business we’re in. We take risks.

So the good news is I’m not worried and things are going to get better, and that’s just a fact. Those are just facts. The bad news is my belief is this number doesn’t go down forever, it begins to go back up, so just a shot across the bow that we’re great but we’re not perfect.

Brady Gailey
That’s great color. Thanks Kevin.

Operator
The next question will come from Brad Milsaps of Sandler O’Neill. Please go ahead.

Brad Milsaps
Hi, good morning guys.

Kevin Hanigan
Morning Brad.

Brad Milsaps
Mays and Kevin, just wanted to follow up on the NIM a bit. You guys continue to hold your interest bearing savings and money market deposit costs below 1%. Even the interest-bearing deposits costs went down, I think, about 22 basis points linked quarter, probably because of the public funds leaving the bank. Just kind of curious, as you think about the $400 million or $500 million of loan growth that you expect over the next year, and if you can, maybe fund 25% or 30% of that with DDA. How do you think about the costs of those categories kind of moving higher? Is it at the margin, do you need to fund closer to 1.75 or 2%? I just kind of wanted to get a sense of where in your mind those numbers could be headed.

Kevin Hanigan
Yes, before Mays gets to that, and he’s way better to answer that than I, I want to cover one part of it. I think we’re going to do better than 25% of it funded through DDA. I mean, if you just look at the last four quarters of DDA growth, we had a couple of--we had a 47, I think, in there, we had 100 in the fourth quarter of last year, we had a 60-something last quarter and we had a 70-something this quarter, all without the new system. So that was just based on grinding things out, hard work, incentives, and the insurance group. But it is our belief we’re going to fund more than 30% of that through the DDA growth, but...

Mays Davenport
Kevin stole my thunder. That was the good part of the answer. The decrease in rate that you noticed on one of the categories there on the interest bearing demand deposits was really just a re-class. We’ve got some broker deposits, one-way broker deposits that depend on how ultimately the depositor wants those, whether they’re in the form of interest bearing demand or money markets, so that was really just kind of a re-class and that was what really impacted that. It wasn’t so much public funds, so that was just to clear that up of why there was a little bit of re-class there.

Yes, I think going forward--I mean, we’re seeing, and I think you said 1.75 to 2 in terms of rate. I mean, we’re seeing from a money market, specifically new money, money market accounts coming in at the 1.75 to 2%. It could be a little bit higher. I mean, if you remember, our correspondent account is Fed funds plus 25. So we’re looking at the 2.50 range in that. While we’ve been decreasing that account and we’ve seen money flow out, as we get closer to the 100% loan to deposit ratio, those deposits start looking a little bit better.

So the process is just trying to get the cheapest funds that we can get, and we do that typically from our core customer if we can. That’s the ones we’re competing with Bank of America, Wells Fargo, because they’re still getting next to nothing from those banks on the stated rates. But we do have about $2 billion in retail deposits that come from about 100,000 households and those are all looking at the ads from BBVA Compass, they’re looking at Capital One, and those are ones that as I’ve mentioned before call the day after, or a couple days after a rate increase. So, those are ones that in addition to the correspondent accounts that have close to 100% beta. We do our best to get them to bring in more dollars, we do our best to give maybe 60% to 70% of the rate increase away, but those rates are continuing to increase and will continue.

And like I said, the public funds, I think we’ve got maybe one bank in this area, maybe two that are really paying up. They’ve got some kind of liquidity excess because we continue to lose out, not just by a basis point or two but substantial amounts-- 10, 15, 20 basis points on these public funds. So, just in this month, we’ve started winning some, so I’m thinking maybe they’re moving out of the market as far as that extra liquidity, so maybe rates will get a little bit more reasonable and we’ll actually have some success in public funds. But our model is showing us going over 4% NIM in 2019. As I have mentioned, I don’t really trust that, I don’t believe it just because of the competition. And that’s why I think--but I think we can stick in the 3.90-ish range for all of next year.

Brad Milsaps
Great, that’s helpful. And maybe just to follow up on the flipside of that, everyone is focused on deposit betas, but Kevin, just kind of curious on the asset side of the balance sheet, you talked about competition, but just kind of curious what you guys would expect, and Mays, maybe you touched on this a bit, from additional Fed fund moves or moves in LIBOR as it relates to your loan book kind of vis-a-vis all the competition that’s out there competing away higher rates.

Kevin Hanigan
Yes, again, we’ve held the line on those across the board, Brad, as best we can, but in a lot of respects it’s cost us some loan growth, but we’ve been so far willing to let it cost us. This is a competitive market for loans, and I think it is across the country. This is a particularly-Dallas, DFW is a particularly competitive market on the deposit side.

I think the pressure we feel will be most intense in the mortgage warehouse business. I think you’ve probably seen that in the early releases to date, that the weighted average coupons have not gone up nearly as much as one would think with the Fed hikes. We were fortunate to hold a 15 basis-point increase Q-over-Q. I just think--if you wanted to ask me about my wall of worry for next year, this quarter and next year, is I think the mortgage warehouse business is going to be a tough business for a period of time here. With rates going up, that doesn’t help. With interest rates going up, that doesn’t help. A lot of competition in the business, that doesn’t help. The likes of Rocket Mortgage and technology doesn’t help. I just feel like gestation periods or the length of time these loans sit on our balance sheet are going to go down from 14 days to something much lower over time. The refi business is going to continue to dwindle away. The purchase business will get weaker as rates go up.

That’s a business I’m worried about in terms of volume for 2019, more so than any other business we’re in. We’re fortunate it’s only a billion dollar category, but it wouldn’t surprise me if in Q4, that category is off on an average basis, Brad, $250 million. I [unintelligible] $1.1 billion to 850 average in Q4 and probably something similar to that in Q1 if I was just guessing today. And again, longer term, I think dwell times go down and competition keeps pushing pricing down. I said this to our Board and I said this to a group of investors that were in town, I think we just had our last really good quarter in mortgage warehouse for a really long period of time.

Brad Milsaps
Thanks Kevin. That’s really helpful. Thank you very much.

Operator
The next question will come from Brett Rabatin of Piper Jaffray. Please go ahead.

Brett Rabatin
Hi guys, good morning.

Kevin Hanigan
Good morning.

Mays Davenport
Morning.

Brett Rabatin
I wanted just to talk about the warehouse a little more for a second. Was there--you mentioned, Kevin, some of the non-bank competition, but did it seem like in the quarter that there is one bank that’s kind of trying to consolidate the industry to some degree, and was that a bigger issue than anything else this quarter? Was one bank just being super-aggressive with rate?

Kevin Hanigan
I wish it was one. I think it’s more than one, and the one you’re thinking about is obviously aggressive. What I think we see happening is the banks who do a lot of mortgage servicing financing and have tons of deposits from those mortgage servicing clients. I mean, tons of deposits from them. Those clients over the last, call it seven years, really haven’t had to leverage that deposit relationship. They haven’t had the lever to leverage those deposit relationships very much. But with rates going up now, they’re going to their bank, who is in their mortgage warehouse facility, saying, “Hey, we’ve got half a billion dollars in DDA with you guys that we don’t own but we control, and you can’t pay us for these DDA but you can lower the rate on your mortgage warehouse facility for us to make up for it, or we’re going to move those deposits.” So that dynamic is probably the principal dynamic creating the pressure on weighted-average coupons, and that’s not going to go away. As rates continue to go up and if we get more rate hikes, that’s going to get even more intense.

We don’t have a whole lot of deposits related to our mortgage warehouse business. It’s probably less than $100 million. So what we see happening and I could talk very specifically about what we see happening, is our multi-bank clients who have deposits somewhere go get a really cheap rate from that bank and then come down and try to park that rate on us. And we give a little bit, but we don’t give 50 basis points. We try to give 10. We try to give 5, sometimes we give 15. Rarely do we give a quarter. So, we’re fighting for every basis point in that business. It’s just going to get tougher and tougher and tougher as rates rise and those non-interest bearing deposits that they control, they’re going to continue to lever them, just like they did in every other cycle.

And on lower volume, the last thing I’d say about the business as we’re going deeper into it is off lower volumes, these customers are having trouble making money. They’re not making anywhere near what they were making a year ago. We’re seeing lower numbers, and comp numbers over last year look pretty awful, right? So that coupled with the lack of technology for a lot of these folks I think is going to drive an M&A wave in the business in the next couple of years. And the M&A wave makes this worse for us banks. To further plan my wall of worry, you’ve merged two companies together and they might have 12 banks between them, and they don’t need 12 banks going forward because volume is down, right? They can say everybody give us your best bid on what kind of coupon you’ll take this stuff at, we’re going to pick the best six.

Well, that just--again, I think we just experienced the last good quarter, at least for us, forever, or at least until [unintelligible] when people run. But for a really long period of time, I’m planning on that business being worse than it was in Q3.

Brett Rabatin
Okay, that’s helpful. And then, the other thing I wanted just to touch on was energy and what you’re doing now. Do you have a goal, Kevin, of kind of getting the SNC portfolio down, or will you grow the energy book more overall? And do you think about kind of a level that you’re comfortable with? Can you give us maybe a little more thought on your longer term plan with the energy book and what you’re trying to achieve there?

Kevin Hanigan
Yes, look, I think it’s going to stay at about 7, 7.5% of our loan assets. It’s not going to grow from where it is relatively speaking to other asset classes. We’ve had all the fun we could stand in the energy business. We don’t want it to be bigger.

As it pertains to SNC, our goal was to get it down, but not to zero. I mean, to give you a case in point, we’ve got a couple of really good credits that we lead that are at $90 million and drilling, and they’re going to go up above 100 and be classified as SNCs. Well, we’re not going to kick them to the curb, because we’re leading the credit. We’ve had a couple others that we’re in that weren’t SNCs because they were $85 million or $90 million that are now $105 million or $110 million. We’ve elected to stay in those. What we will not be in is taking a $15 million or $20 million piece of a $400 million credit led by one of the big four or five, and we’re the only smaller bank in it. That’s where we suffered outsized pain for the size of the bank we are, particularly in the gas side. We have done an exhaustive study on where we went wrong in oil and gas, and that was where we went wrong 101, top of the list. The other interesting thing that’s come out of that study is 70% of our losses were in gas-heavy names. Gas has just always been a more volatile side.

So Brett, it’s going to stay about where it is in terms of relative size on the balance sheet. It’s going to be concentrated in sole-bank deals. What we’re finding in these sole-bank deals, if something does have a potential weakness, we can deal with it in a matter of weeks or a month because we don’t have to talk to anybody else. If you’re in a syndication, you’ve got consensus building, you’ve got opposing opinions, it just takes time. Our early warning system pops something up and we’re on it literally that afternoon, we’re working on a plan without having to call anybody else, and I like that side of the business. So, long answer, but I hope that covered it.

Brett Rabatin
Yes. No, that’s very helpful. Thanks Kevin.

Operator
The next question will come from Matt Olney of Stephens. Please go ahead.

Matt Olney
Hi, thanks. Good morning guys.

Kevin Hanigan
Hi, Matt.

Matt Olney
I want to go back to the mortgage warehouse discussion, and I appreciate all the commentary you’re giving us. One of the things you mentioned was the potential for dwell times to slow. Is that something you’re seeing yet, or are you just kind of doing the math, thinking over time it’s more inevitable it’s going to happen?

Kevin Hanigan
Not seeing it yet, but e-notes and e-signature notes and things of that nature and some of the technology out there, I firmly believe--I have conviction about the dwell times going down, supported by talking to our guys who also believe they’re going to go down, guys who look at the business every day. They have stayed, Matt, at 14 days for, I think this is the fourth quarter in a row. Actually, this quarter it was 15 and it actually went up, so it’s contravening to my thesis here. But they went up because of the hurricane volumes in September; dwell times extended in the month of September which pulled the 14 up to 15, so I think that’s going to revert right back to the 14. I just think over time, it’s going down because of--first of all, because of e-notes and second of all because of things like Rocket Mortgage. You know, they’ve come out of nowhere to be the largest mortgage lender in the country because they got a better mousetrap.

Matt Olney
And remind me of your funding strategy of the warehouse at LegacyTexas.

Kevin Hanigan
Yes, a large part of that is funded by the Federal Home Loan Bank.

Matt Olney
And so, as far as the impact to the overall margin, Mays, you were saying before if the warehouse did contract considerably in the fourth quarter, wouldn’t that help the margin, if I’m doing my math right?

Mays Davenport
Well, it’s a very low margin business, so if we’re borrowing from the Federal Home Loan Bank at 2.25 and then we’re lending out on LIBOR plus 2.50, so we’re maybe up at 4.68, I think was our average yield. I mean, you’re only looking at a spread of 2.30, something like that, so it’s a fairly low spread. So as that business comes down, NIM is positively impacted.

Kevin Hanigan
That’s part of the [unintelligible] Mays talked about, our modeling shows NIM going up and being above four next year. That’s part of it, the warehouse brings NIM down. It used to not do that; it does now.

Matt Olney
And then, Mays, I think you also mentioned earlier that the spreads compressed during the third quarter. Can you talk more about the spreads compressing and how much of that was from the LIBOR drag in July and August? I just can’t recall how much of your loan book is LIBOR versus prime and how much is variable.

Mays Davenport
LIBOR is about 50% of our floating rate, somewhere in there. So, what I mentioned earlier was [unintelligible] we had a little tightening in those spreads, but I do think that that LIBOR did have an impact on spreads for Q3. It’s just [unintelligible] to project into Q4 and then also into 2019 what’s going to happen there, but I think my hesitancy is again, the model is showing over four. I think it’s just a gut feel that there’s going to be competition that’s going to make that more difficult.

Matt Olney
Understood. Thank you, guys.

Operator
The next question will come from Gary Tenner of DA Davidson. Please go ahead.

Gary Tenner
Thanks and good morning, guys. Just wanted to clarify a couple of things. First on the three credits you were talking about as you were running through the classified and criticized loans, were all three of those--was that the total increase in classified plus criticized, or were those only the increase in criticized?

Kevin Hanigan
About $26 million of that was in the criticized category. That was the death of the owner, $21 million, and the guys out raising capital was a $5 million deal. And then there was a $9.7 million, to be exact, increase in the classifieds, and that was a third-party review. I’m mindful it was the only one all year, only third-party review downgrade of the year. We’re pretty good at grading these things ourselves, but we just didn’t disagree with them. We went to questions two, three and four right away, which was are we impaired, do we have a plan, when can we execute the plan.

Gary Tenner
Okay, got you. I just wanted to make sure those three covered the whole delta there.

Kevin Hanigan
Yes, that’s it.

Gary Tenner
And then, the increase in the non-LTXB led shared national credits in energy, just to clarify as well, that was driven simply by some of those credits growing into…

Kevin Hanigan
Yes, so the new origination, it was a--the new regulatory definition, it’s got to be over $100 million in three banks or more, and we had a [unintelligible] that I think it was a $95 million credit that went to $110 million because of some drilling success, and we elected to stay in the credit. It’s a very clubby deal, so what I was trying to get across is we’re going to be out of the large bank, large deal syndications that have a ton of banks in them.

We’ll still, from time to time, Gary, do something that’s called a SNC, but it will be what I’d call a very clubby deal. It’ll be the usual suspects, Texas Capital, Frost, BOK, and it will be closer to $100 million, not $250 million. It would be unusual for us, and I would say we probably would not enter a credit facility that was $250 million.

Gary Tenner
Okay, thanks for that color. And then just last question from me related to the mortgage warehouse, my recollection is that you guys run that as a pretty lean operation in terms of headcount. Is that right? I mean, is there any--as you look at your business and your expectations for the warehouse business overall over time, is there any opportunity in terms of costs related to that to offset maybe some lower volume?

Kevin Hanigan
It’s relatively back office intense, but because it’s a billion-dollar portfolio and it’s exactly 45 names of customers in that portfolio, we have three lenders and then a back-office staff. And while it’s a low margin business, it is a very efficient business, I mean, probably our most efficient business. So, what we give up on the margin we make up in terms of non-interest income. It’s efficient, and the room for efficiency, further improvement in efficiency [unintelligible].

Gary Tenner
Okay, thank you for the additional color. Appreciate it.

Operator
The next question will come from Michael Young of SunTrust. Please go ahead.

Michael Young
Hi, good morning.

Kevin Hanigan
Morning, Michael. I think they’ve taken all the questions for you.

Michael Young
Almost. They let one slide through to me on the expenses and efficiency ratio. So, just wanted to touch on that real quick--obviously very good expense control again this quarter, efficiency ratio dropping down. You had a branch exit expense this quarter, so just kind of wanted to get an outlook on when you’d be able to exit that branch and any kind of future outlook on the expense side, especially now with a little slower loan growth. Will that allow you to keep that expense level flat or pretty low growth for a long time?

Mays Davenport
Yes, I was getting my feelings hurt, nobody had asked about expenses, so thank you, Michael, for getting there. Yes, for Q4 I do think that expenses will probably be flat from where we were in Q3. We had kind of a shifting in Q3 between salaries, which were up substantially for Q3, but that was primarily related to a higher stock price, which we had to catch up a little bit on the stock-based compensation. And then we also had, because of our continued strong performance specifically in the ROE area, we had a little bit of catch-up to do on our bonus accrual. And so you saw that increase, but then you also saw some expenses, such as consulting, and legal, and advertising expenses that were a lot lower, and we typically have that in Q3, you just don’t advertise a lot. But what you’ll see is that kind of flipping in Q4. You’ll see advertising and other non-interest expenses going up a little bit, whereas salaries I think will be down from where they were in Q3. But on the whole, I think we’ll be pretty much flat in the fourth quarter.

Going into 2019, I do think you’re going to see some increase. First of all, we’ve got a 3%, 3.5% increase in salaries. So [unintelligible] January accruing for those raises, you know, February-March time frame. So, I see us getting more in the $43.5 million to $44 million a quarter from non-interest expense, you know, on the higher end of those in Q1 as we have payroll taxes that start over in the first quarter of the year, and then as you mentioned, we did have one branch that we’re closing. I think we’re closing it at the end of this month, and so you’ll see some personnel costs. Really, it’s a shifting-- we don’t typically let those people go. We actually, it’s only two or three people, but we’ll just do attrition, move them to other locations and absorb them through that. So, from a rent perspective, it’s probably one of our higher cost locations, so that will help a little bit from rent, but that is closing in the end of this month.

Kevin Hanigan
Yes, and just one last point of clarification, just to nail that down, I think while it closes at the end of the month, we have expenses associated with it through the end of the -

Mays Davenport
We’ve accrued those.

Kevin Hanigan
Oh, it’s already accrued. Never mind. Through the end of the year, so the cost save I thought was coming next year, it will come in this quarter.

Mays Davenport
Yes, I was going to mention, while NIM is improved by shrinking warehouse, the efficiency ratio goes back up as warehouse comes down, so that’s why I kind of in my comments said that I do believe that NIM will get more in the--I’m sorry, efficiency ratio will get more to the 44%, 45% area for Q4.

Michael Young
Okay, great. And one last follow-up just on the loan growth. Given the competition you’re seeing in the CRE space, are you seeing greater strength in just kind of core C&I, or do you see other areas that you might pursue to kind of drive growth, or is really kind of the CRE growth going to be the ultimate determinant in where loan growth ends up kind of as we move forward?

Kevin Hanigan
Yes, I think we’re going to--we don’t have anything new planned. New wasn’t so great to us when we got into healthcare and we’re still smarting from that, to be very, very frank and honest with you. We’re hopeful that CRE does pick up for us. We have a lot of clients, fortunately, that by the very nature of their business or by the nature of their partnership agreements with their pref equity, that require low leverage, and we’re going to continue to win with those guys.

I think, despite the pouring rain yesterday, I was out with our head of real estate yesterday going through a project for one of those kind of clients. And it was good to hear for a change, I’m not talking to anybody else, I just need to hear yes out of you guys on this really nice project he’s working on. So we’re going to continue to win with that client base that believes in low leverage. The ones we’re losing, it’s not about pricing, it’s more about leverage. People are doing what we traditionally do at 75% and 77% LTVs. And we’re a 60% LTV lender. This thing yesterday was a $75 million project and they’re like, we’ll put in 42% of the money, 40% of the cost of the project and all of the attendant costs around that, including your loan fees and everything else, so we need you in for 59, 58, or 59% LTV, 60% of cost. That’s our sweet spot. We’ll continue to win those, and I’m hoping this quarter we get a few more of them and we do see some growth in CRE. I’m feeling better about it, just based upon the first 17, 18 days of the quarter.

Michael Young
Okay, great. Thanks guys.

Operator
The next question will come from Charles Griege of Blue Lion Capital. Please go ahead.

Charles Griege
Good morning, guys.

Kevin Hanigan
Hi Chuck.

Charles Griege
This was a really good quarter. Just a couple follow-up questions based on what has been asked previously. You’re guiding to solid loan growth, good cost controls, even improving credit. With core earnings in the quarter being probably somewhere between $0.85 and $0.88, $0.90 a quarter looks very achievable when we get into 2019. What are the ingredients in your opinion to get you to $1.00 a share of earnings that’s sustainable, and how does the $10 billion asset level weigh in on that? Thanks.

Kevin Hanigan
Good question, Chuck. I think the core ingredients are really simple. It’s a little better loan growth, right, than $92 million. It’s continued growth in DDA, which I think we’re going to have. So out of those two, it’s how do we drive a little better loan growth than we’ve been driving while funding it reasonably because of growth in DDA. And it’s continued expense control management. I feel really good about the DDA and I feel really good about the expense control management. Those are two things that we are exceptional at. We are looking at ways to drive the better loan growth, and we may have to give up a little bit on pricing to win a couple of these things. Again, I don’t mind that. I’m not going to give up on structure and if structure just isn’t there, we won’t get [unintelligible] to get us quickly to $1.00, Chuck. Look, that $1.00 a quarter is in our heads of what we talk about, what it would take to get to $1.00 a lot, so those are the characteristics.

As it pertains to $10 billion, you know, we still have a pretty heavy cost of $10 billion because of Durbin. It’s $5.3 million or $5.4 million pre-tax for us, so it’s $4 million after tax. So that’s about $0.095 a share. It’s not overwhelming, but it’s meaningful. As I look at next year and because my bearish outlook, which I would love for it to be wrong on the mortgage warehouse but I think it’s going to be right, because of the bearish outlook on warehouse, sans an M&A acquisition, and if we grew $400 million to $500 million, we end next year below $10 billion. I mean, the weakness in the warehouse may allow us, again outside of an M&A transaction, which if we saw the right one we’d love to do, I think we can go another year staying below $10 billion.

Charles Griege
Okay. And at a high level, what are you seeing economically in your core markets, principally Dallas and then just sprinkle in Fort Worth and Houston?

Kevin Hanigan
Chuck, really strong. I mean, the market is strong. This is a very--as you know, you live here, so it’s a vibrant community, it remains a vibrant community. People are still migrating here from the salt states in meaningful numbers, so I think we’re going to continue to have really good job growth, and this economy is good.

As I look at the broader picture, and I was looking at these statistics the other day, you know, the amount of [unintelligible] is relatively high, it’s just not on banks’ balance sheets today. But if I compare net debt to EBITDA, it’s at 2006 year-end levels--all time high and that’s not a great data point. The good news is as I look at that, the banking sector’s proportion of that is actually way less than it was in 2006. The category that’s grown tremendously, and I’ve got numbers on this if anybody wants to call, I’ll get them to you, is the non-bank lender and the public markets, the people who have issued public debt.

Is that a worrisome data point? It is a data point. It’s probably less worrisome to me than it was in 2006 because the nature of the debt today is different--a, it’s not on bank balance sheets largely; and b, it’s longer term. People have taken the opportunity to push out maturities, so if we built a maturity wall of the debt today versus 2006, it looks materially different. So the pressure it puts on cash and cash flows for corporate America is nowhere near what it was in 2006.

So, we’re looking at all the data. Not all the data points are great. Dallas is great. Texas is great. We’re going to continue to do well. There are some opposing data points out in the marketplace like that one that can be scary until you look behind it, and while there’s a good reason not to be as scared, it is at 2006 levels. So just something to be, in our minds, cautious about.

Charles Griege
All right, thanks a lot.

Kevin Hanigan
You bet.

Mays Davenport
Thank you, Chuck.

Operator
This concludes today’s question-and-answer session. I would now like to turn the conference back over to Kevin Hanigan for any closing remarks.

CONCLUSION

Kevin Hanigan
Great. Thank you all for participating. Really, really great quarter for us. We think we’re going to continue to get even better, as I mentioned, on credit, at least in the near term, and look forward to being out on the road here for the next couple of months talking to you all face to face. See you then.

Operator
The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect your lines. Have a great day.